As filed with the Securities and Exchange Commission on September 16, 2009.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

iCAD, INC.

(Exact name of registrant as specified in its charter)

Delaware	02-0377419
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of principal executive offices)	(Zip Code)

iCAD, Inc.  2007 Stock Incentive Plan

(Full title of the plan)

Kenneth M. Ferry, Chief Executive Officer
iCAD, Inc.
98 Spit Brook Road, Suite 100
Nashua, NH  03062
(Name and address of agent for service)

(603) 882-5200

(Telephone number, including area code, of agent for service)

Copy to:
Robert J. Mittman, Esq.
Ethan Seer, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, New York  10174

Indicate by check mark whether the registrant is large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                       Accelerated filer  ☒
Non-accelerated filer    ☐
(Do not check if a smaller reporting company)       Smaller reporting company    ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
common stock, $0.01 per value per share	3,000,000 shs	$ 2.07	$6,210,000	$346.52

(1)           In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers an indeterminate number of shares of the registrant’s common stock which may be issued pursuant to the anti-dilution provisions of  the registrant's 2007 Stock Incentive Plan (the “2007 Plan).

(2)           Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low sales prices of the registrant’s common stock as reported on Nasdaq on September 9, 2009.

Pursuant to General Instruction E of Form S-8, the registrant hereby makes the following statement:

This Registration Statement on Form S-8 is being filed by the registrant to register an additional 3,000,000 shares of its common stock which are issuable upon the exercise of options granted and available to be granted and upon the grant of restricted stock and other stock-based awards available for grant under the 2007 Plan, pursuant to the amendment to the 2007 Plan authorized by the stockholders of the registrant on June 23, 2009.  These 3,000,000 shares are in addition to the 2,250,000 shares of the registrant’s common stock which were previously registered pursuant to the registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission  (the “SEC”) (SEC File No. 333-144671) on July 18, 2007 (the “Prior Registration Statement”).  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.                      Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director's personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant's by-laws  provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers  and indemnification agreements between the registrant and its directors and certain of its officers provide that the registrant will indemnify them to the full extent provided by the General Corporation Law of the State of Delaware.

Item 8. Exhibits.

Exhibit No.	Description
5	Opinion of Blank Rome LLP
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Blank Rome LLP (included in Exhibit 5)
24	Power of Attorney (included on the Signature Page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on September 15,  2009.

iCAD, Inc.

By:	/s/ Kenneth M. Ferry
Kenneth M. Ferry, Chief Executive Officer

Each person whose signature appears below authorizes each of Kenneth M Ferry and Darlene Deptula-Hicks, or either of them acting individually, as his or her  true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of iCAD, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth M. Ferry Kenneth M. Ferry	Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2009

/s/ Darlene Deptula-Hicks Darlene Deptula-Hicks	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2009

/s/ Lawrence Howard Lawrence Howard	Chairman of the Board and Director	September 15, 2009

/s/ Rachel Brem Rachel Brem	Director	September 14, 2009

/s/ Anthony Ecock Anthony Ecock	Director	September 15, 2009

/s/ Steven Rappaport Steven Rappaport	Director	September 15, 2009

/s/ Maha Sallam Maha Sallam	Director	September 14, 2009

/s/ Elliot Sussman Elliot Sussman	Director	September 15, 2009

Exhibit Index

Exhibit No.	Description

5	Opinion of Blank Rome LLP
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Blank Rome LLP (included in Exhibit 5)
24	Power of Attorney (included on Signature Page of the Registration Statement)